UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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Filed by a Party other than the Registrant   ☒

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☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐           Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

COHEN & STEERS SELECT UTILITY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
WILLIAM J. ROBERTS
MATTHEW S. CROUSE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Cohen & Steers Select Utility Fund, Inc.  Western Investment has not yet filed a proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On January 22, 2008, Western Investment issued the following press release:

Cohen & Steers Fund Cancels Meeting with One of Its Largest Shareholders
Tuesday January 22, 8:53 am ET

Western Investment Criticizes Recent By-Law Amendments and Announces Proxy Challenge

NEW YORK--(BUSINESS WIRE)--Western Investment LLC (“Western Investment”), one of the largest shareholders of Cohen & Steers Select Utility Fund, Inc. (NYSE:UTF - News), on Friday, January 18, 2008, sent a letter to each member of the Board of Directors of UTF describing certain concerns Western Investment has regarding what it believes to be shareholder unfriendly actions taken by the Board. Prior to sending the letter, Western Investment had arranged to meet in-person with an officer of UTF to discuss such concerns, but that meeting was abruptly cancelled by UTF. In its letter Western Investment describes some of its concerns with UTF, including the recent decision by the Board to enact what Western Investment believes to be shareholder unfriendly measures that serve to entrench the Board. The Fund’s investment manager, Cohen & Steers Capital Management, Inc., is a subsidiary of Cohen & Steers, Inc. (NYSE:CNS - News), which is listed on the New York Stock Exchange.

Western Investment also announced today that it had nominated a slate of three directors for election at UTF’s 2008 annual meeting of shareholders.

The text of the letter from Western Investment to the Board of Directors of UTF follows:

WESTERN INVESTMENT LLC
7050 S. Union Park Center, Suite 590
Midvale, Utah 84047

January 18, 2008

BY HAND

Cohen & Steers Select Utility Fund, Inc.
280 Park Avenue
New York, New York 10017
Attn: Board of Directors

Dear Members of the Board of Directors:

Western Investment LLC (“Western Investment”) is one of the largest shareholders of Cohen & Steers Select Utility Fund, Inc. (“UTF” or the “Fund”), owning an aggregate of approximately 3,323,509 shares of common stock (approximately 7.7%) of the Fund. We have contacted representatives of the Fund to discuss our concerns regarding recent actions taken by the Fund’s Board of Directors, which we believe primarily serve to entrench the current Board, and make it more difficult for shareholders to effectively participate in the Fund’s governance. Unfortunately, a meeting that had been scheduled with an officer of the Fund was precipitously cancelled, which, we believe, stemmed from the fact that there is a lack of interest by the Fund in shareholder concerns. Therefore, in order to protect and enhance shareholders’ interests, we believe that we have no choice but to communicate our concerns directly to the entire Board of Directors in the hope that the Board will consider shareholder concerns and promptly adopt modern-day corporate governance standards. We are shocked that in the current business climate, where the majority of public companies are moving towards more openness and are adopting measures to encourage shareholder participation, the Fund has seemingly moved backwards, seeking to impede its shareholders, the Fund’s true owners, from exercising their legal rights.

In particular, we were very concerned to see the Form 8-K filed December 26, 2007 disclosing numerous measures adopted by the Fund that clearly contradict general standards of good corporate governance. Even the timing of the filing seems carefully chosen. Why were such important amendments adopted and disclosed in the last week of the year when many shareholders might miss the announcement?

In particular, we note the following:

●
The By-Laws have been unilaterally amended by the Board to further restrict director nominations by shareholders. UTF disclosed that the Fund amended its By-Laws regarding its procedure for nominating directors to the Board, making it more cumbersome for shareholders to nominate directors. As a result, shareholders must now provide notice to the Fund a full four months in advance if they wish to nominate directors for election to the Board. In addition, shareholders who nominate directors must provide an unusually large amount of information about themselves, and, at the request of the Board, provide updates to a previously acceptable nomination notice, or risk having their nominees disqualified.

●
The Board has amended the By-Laws to restrict shareholders from calling a special meeting of shareholders. We believe that the Board has forgotten who the owners of the Fund are. Annual and special meetings of shareholders are important tools for shareholders’ voices to be heard. The Board has practically disenfranchised shareholders by requiring a prohibitive threshold of over 50% of the Fund’s outstanding shares to call a special meeting of shareholders.

●
The Board has opted into a provision of Maryland law to further entrench the directors. UTF disclosed that the Fund had opted into Sections 3-804(b) and (c) of the Maryland General Corporation Law (“MGCL”) regarding the determination of the size and composition of the Board. The amendments, among other things, provide that directors that are appointed by the Board may now serve for the remainder of the three-year term without being elected by shareholders. We believe opting into these provisions has given the Board further opportunity to manipulate its size and composition without input from shareholders. We are also concerned that the By-Laws do not permit a majority of shareholders to remove directors without cause.

These new restrictive provisions are in addition to restrictions that have existed since the Fund’s inception. Restrictive anti-takeover provisions that already existed include provisions for staggered terms of office for directors, as well as super-majority voting requirements for mergers, consolidations, liquidations, terminations and asset sale transactions, amendments to the articles of incorporation and conversions to open-end status. By its own admission, the Fund acknowledges that these provisions are greater than required under Maryland law and the Investment Company act of 1940, as amended. We wonder whose interests the Board is trying to protect with these provisions.

After a brief phone call in December regarding our concerns, we had contacted the Fund to arrange an in-person meeting. In particular, we wanted to understand the Board’s rationale for such shareholder unfriendly by-law amendments. In order to better share the explanation with other shareholders, the true owners of the Fund, we thought all parties would benefit if we brought a member of the press with us to the meeting. However, after we notified the Fund that we had invited a member of the press to accompany us, the meeting was abruptly cancelled. We do not understand why a Fund representative was unwilling to meet with one of the Fund’s largest shareholders. A public company is accountable to its shareholders, and we believe there should be full transparency. We are left with the conviction that the interests of the Board and management may not be clearly aligned with the interests of the Fund’s shareholders. Western Investment’s approximately 3,323,509 shares owned in the Fund clearly demonstrate that its interests are closely aligned with that of all of the Fund’s shareholders.

For these reasons, under separate cover, Western Investment is simultaneously submitting a letter nominating three persons for election as directors at the Fund’s 2008 annual meeting of shareholders. This nomination complies with the new overly burdensome by-law amendments recently adopted.

Western Investment is committed to working for the benefit of all shareholders of the Fund and would welcome the opportunity to do so with the Board. However, as one of the Fund’s largest shareholders, Western Investment will not permit itself to be held hostage to a Board of Directors acting to protect its own interests, rather than the interests of all shareholders. Western Investment stands ready to meet with the Board and its representatives as soon as possible if the Board is willing to constructively address our concerns. Please contact the undersigned in order to schedule a meeting.

Very truly yours,

WESTERN INVESTMENT LLC

By:
Name:	Arthur D. Lipson
Title:	Managing Member

CERTAIN INFORMATION CONCERNING WESTERN INVESTMENT LLC

Western Investment LLC (“Western”), together with the other Participants (as defined below) intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its slate of nominees at the 2008 annual meeting of shareholders at the annual meeting of Cohen & Steers Select Utility Fund, Inc. (the “Fund”) (the “Annual Meeting”).

WESTERN ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS RELATING TO THE ANNUAL MEETING AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.

The Participants in the proxy solicitation are Western, Western Investment Hedged Partners L.P., (“WIHP”), Western Investment Activism Partners LLC (“WIAP”), Western Investment Total Return Fund Ltd. (“WITRL”), Western Investment Total Return Partners L.P. (“WITRP”), Arthur D. Lipson (together with Western, WIHP, WIAP, WITRL and WITRP, the “Western Group”), William J. Roberts and Matthew S. Crouse (the “Participants”).

WIHP, WIAP and WITRP beneficially own 1,292,900, 1,290,900 and 738,700 shares of Common Stock of the Fund, respectively. Western, by virtue of it being the general partner of WIHP and WITRP and the managing member of WIAP, may be deemed to beneficially own the 3,322,500 shares of Common Stock of the Fund beneficially owned in the aggregate by WIHP, WIAP and WITRP, in addition to the 1,009.3 shares it owns directly. Arthur D. Lipson, by virtue of his position as the managing member of Western, may be deemed to beneficially own the approximately 3,323,509 shares of Common Stock beneficially owned by Western.

William J. Roberts does not directly own any shares of Common Stock of the Fund. As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Roberts is deemed to beneficially own the approximately 3,323,509 shares of Common Stock of the Fund beneficially owned in the aggregate by the Western Group. Mr. Roberts disclaims beneficial ownership of such shares of Common Stock.

Matthew S. Crouse does not directly own any shares of Common Stock of the Fund. As a member of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Crouse is deemed to beneficially own the approximately 3,323,509 shares of Common Stock of the Fund beneficially owned in the aggregate by the Western Group. Mr. Crouse disclaims beneficial ownership of such shares of Common Stock.

Contact:

Innisfree M&A Incorporated
Michael Brinn, 212-750-8253